SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(D) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported) October 30, 2000

U.S. WIRELESS DATA, INC.
(Exact name of registrant as specified in its charter)

Delaware
(State of Other Jurisdiction of Incorporation)

0-24742
(Commission File Number)

84-1178691
(I.R.S. Employer Identification No.)

750 Lexington Avenue
New York, New York 10022
(Address of principal executive
offices including zip code)

(212) 750-7766
     (Registrant's telephone number,
including area code)

(Former name or former address, if changed since last report)

Item 5. Other Events.

        U.S. Wireless Data, Inc. (the “Company”) has entered into an agreement (the “Agreement”) to acquire substantially all of the assets, subject to certain liabilities, of CellGate Technologies LLC, a Delaware limited liability company (“CellGate”). CellGate is the leading manufacturer of integrated wireless IP (Internet Protocol) modem adapters and a provider of wireless IP services for transaction processing. The modem adapters offer a cost-efficient means for merchants to convert their credit card terminals from landline to wireless data transmission and the contemplated acquisition is designed to accelerate the Company’s expansion into the fixed wireless market. The assets to be acquired include an exclusive (except as to AT&T Wireless and its affiliates) license to the AT&T Wireless technology that makes the conversion from landline to wireless transaction possible for traditional dial-up point of sale terminals and other dial-up devices.

        The acquisition will be made for One Million Dollars ($1,000,000) and Five Hundred Sixty-Two Thousand Five Hundred (562,500) shares of the Company’s Common Stock. The Company has agreed, subject to certain conditions, to pay additional consideration to CellGate, if the average Closing Price (as defined in the Agreement) of the Company’s Common Stock for the Twenty (20) consecutive trading days ending with the trading day immediately preceding the one-year anniversary of the closing date is less than $16.00 per share as adjusted for any stock splits, stock dividends or similar events. Such additional consideration shall be an amount equal to: (i) the number of the shares which have not previously been sold or transferred, subject to certain exceptions, multiplied by (ii) the amount, if any, not to exceed $10.00, by which such average Closing Price (as defined in the “Agreement”) is less than $16.00. No less than 50% of such amount shall be paid in cash, and the balance shall be paid, at the Company’s option, in cash or shares of Common Stock having a value, based on such average Closing Price provided that such average Closing Price for such purposes shall not be less than $6.00 per share, the option, prior to the anniversary of the closing. The Company is not required to pay the additional consideration as to any shares remaining with CellGate and its members if, (i) for a period of at least Twenty (20) consecutive trading days the average price of the Common Stock is $16.00 per share, (ii) the average weekly trading volume for such period is at least 140,000 shares, and (iii) the shares issued to CellGate are registered for resale under the Securities Act of 1933 and are free of the lock-up (as described in Section 2.02 of the Agreement), to purchase all or a portion of the remaining shares at a price of $32.00 per share, payable in cash. Consummation of the acquisition is subject to certain conditions, including receipt of certain third party consents.

Item 7. Financial Statements, Pro forma Financial Information and Exhibits.

                            (c) Exhibits

2.1 Asset Purchase Agreement, dated October 30, 2000, by and between U.S. Wireless Data, Inc. and CellGate Technologies, LLC.

99.1 Press Release dated as of October 31, 2000.

SIGNATURES

        Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                                                                             U.S. WIRELESS DATA, INC.
                                                                                   (Registrant)

Dated         November 2, 2000                           By: /s/ Dean M. Leavitt
                                                                               Name: Dean M. Leavitt
                                                                               Title: Chairman & Chief Executive Officer